Exhibit 3.22

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MYWEDDING, LLC

TABLE OF CONTENTS

ARTICLE 1. GENERAL PROVISIONS		1

1(a)	Formation	1
1(b)	Principal Office In Colorado	1
1(c)	Other Offices	1
1(d)	Number Of Managers	1
1(e)	Fiscal Year	1
1(f)	Limited Liability Company Debts and Obligations	2
1(g)	No Member Fiduciary Duties	2
1(h)	Duty of Loyalty Owed by Managers and Officers	2
1(i)	Managers and Officers have no Exclusive Duty to the Limited Liability Company	2
1(j)	Liability Limitation and Indemnification of Managers and Officers	3
1(k)	Statements of Authority	4

ARTICLE 2. DEFINITIONS		4

2(a)	Affiliate	4
2(b)	Net Profits And Losses	4
2(c)	Non-Taxable Income And Unallowable Deductions	5
2(d)	Cash Flow	5
2(e)	Distributable Cash	5
2(f)	Members	5
2(g)	Majority In Interest Of The Members	6
2(h)	Person	6
2(i)	Units	6

ARTICLE 3. OWNERSHIP AND CAPITAL CONTRIBUTIONS		6

3(a)	Current Ownership	6
3(b)	Additional Capital Contributions and Loans Required	7

ARTICLE 4. NET PROFITS, NET LOSSES AND DISTRIBUTIONS		7

4(a)	Profits, Losses And Credits	7
4(b)	Distributions Of Distributable Cash	7
4(c)	Termination Proceeds	7

ARTICLE 5. TERM, DISSOLUTION AND TERMINATION OF LIMITED LIABILITY COMPANY		7

5(a)	Term And Dissolution Of Limited Liability Company	7
5(b)	No Dissolution As A Result Of Certain Other Events	8

i

5(c)	Winding Up, Liquidation, Distribution Of Assets And Termination	8

ARTICLE 6. DISSOCIATION AND TRANSFERS OF INTERESTS		8

6(a)	Restrictions On Dissociation	8
6(b)	Assignment, Sale, and Transfer of Units	8
6(c)	Admission Of New Members	9
6(d)	Allocations To Additional Or Substitute Members	9

ARTICLE 7. WRITTEN INSTRUMENTS, LOANS, CHECKS AND DEPOSITS		9

7(a)	Written Instruments	9
7(b)	Loans	9
7(c)	Checks, Drafts, Etc.	9
7(d)	Deposits	10

ARTICLE 8. RECORDS; FINANCIAL AND FISCAL AFFAIRS; TAX REPORTING		10

8(a)	Records and Accounting	10
8(b)	Tax Information	10
8(c)	Tax Returns	10
8(d)	Elections	10
8(e)	Interim Closing of the Books	11
8(f)	Accounting & Tax Matters	11

ARTICLE 9. MEETINGS OF MEMBERS		11

9(a)	Meetings	11
9(b)	Place Of Meeting	11
9(c)	Notice Of Meeting	11
9(d)	Waiver Of Notice	11
9(e)	Voting List	12
9(f)	Quorum	12
9(g)	Organization	12
9(h)	Voting Of Membership Interests	12
9(i)	Inspectors Of Election	13
9(j)	Proxies	13
9(k)	Informal Action By Members	13

ARTICLE 10. MANAGERS		13
10(a)	General Powers	13
10(b)	Specific Powers	14
10(c)	Number, Tenure And Qualifications	14
10(d)	Quorum And Manner Of Acting	14

10(e)	Resignation	14
10(f)	Removal	14
10(g)	Vacancies	14
10(h)	Number Of Managers Increased	14
10(i)	Compensation Of Managers	14
10(j)	Place Of Meetings, Etc	15
10(k)	Meeting	15
10(l)	Regular Meetings	15
10(m)	Special Meetings; Notice	15
10(n)	Substitutes For Notice	15
10(o)	Manager’s Assent Presumed	15
10(p)	Order Of Business	15
10(q)	Action Without Meeting	16
10(r)	Committees	16

ARTICLE 11. OFFICERS		16

11(a)	Executive Officers	16
11(b)	Election And Term Of Office	16
11(c)	Removal	16
11(d)	Resignations	16
11(e)	Vacancies	16
11(f)	Powers and Duties of the President	16
11(g)	Powers and Duties of the Vice President	17
11(h)	Powers and Duties of the Secretary	17
11(i)	Powers and Duties of the Treasurer	17
11(j)	Other Officers	17
11(k)	Assistants And Acting Officers	17
11(l)	Salaries	18

ARTICLE 12. BUY-SELL PROVISION		18

ARTICLE 13. MISCELLANEOUS PROVISIONS		18

13(a)	Application Of Colorado Law	18
13(b)	Waiver Of Action For Partition	18
13(c)	Amendments	18
13(d)	Certificates	18
13(e)	Execution Of Additional Instruments	18
13(f)	Construction	18
13(g)	Headings	18
13(h)	Waivers	19
13(i)	Rights And Remedies Cumulative	19
13(j)	Severability	19
13(k)	Heirs, Successors And Assigns	19
13(l)	Creditors	19

13(m)	Counterparts	19
13(n)	Annual Reports	19
13(o)	Loans From Members	19
13(p)	No Right Of Members To Receive Property Other Than Cash In Return For Contributions	20
13(q)	Entire Agreement	20

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MYWEDDING, LLC

ARTICLE 1.  GENERAL PROVISIONS

1(a) Formation

The parties to this Second Amended and Restated Operating Agreement (referred to herein as “Operating Agreement” or “Agreement”) are the Members of MyWedding, LLC (hereinafter called the “Limited Liability Company”) a limited liability company organized under the provisions of the Colorado Limited Liability Company Act. Articles of Organization have been filed with the Colorado Secretary of State.

1(b) Principal Office In Colorado.

The initial principal office of Limited Liability Company in the State of Colorado shall be located at:

4700 Castleton Way

Castle Rock, Colorado 80109

The principal office of the Limited Liability Company may be changed by agreement of a Majority-in-Interest of the Members.

1(c) Other Offices.

The Limited Liability Company may have places of business or other offices, either within or without the State of Colorado, as the Managers may determine or as shall be appropriate for the conduct of its business.

1(d) Number Of Managers.

As set forth in Section 10(a) of this Operating Agreement, the business and affairs of the Limited Liability Company shall be conducted by or under the direction of the Managers.

The Managers shall be appointed by the vote of a majority in interest of the Members. The number of Managers may be changed from time to time by a unanimous vote of the Members. The Managers shall have such powers and be subject to such duties as are provided in this Operating Agreement. The Managers need not be Members.

The Manager of the Limited Liability Company as of the date of this Operating Agreement is:

John S. Zieser

1(e) Fiscal Year.

The fiscal year of the Limited Liability Company shall end at the close of business on the last day of December of each year.

1(f) Limited Liability Company Debts and Obligations.

Debts, obligations or other liabilities of the Limited Liability Company, whether arising in contract, tort, or otherwise are solely the debts, obligations, or other liabilities of the Limited Liability Company and do not become the debts, obligations or other liabilities of a Member, Manager of officer solely by reason of the Member acting as a Member, the Manager acting as a Manager, or the officer acting as an officer.

The failure of the Limited Liability Company to observe any particular formalities related to the exercise of its powers or management of its activities is not a ground for imposing liability on the Members, Managers or officers for the debts, obligations, or other liabilities of the Limited Liability Company.

1(g) No Member Fiduciary Duties.

A Member does not have any fiduciary duty to the Limited Liability Company or to any other Member solely by reason of being a member of the limited liability company.

1(h) Duty of Loyalty Owed by Managers and Officers.

(1)	The duty of loyalty owed by the Managers and officers to the Limited Liability Company and its Members includes all of the following duties:

(A)	To account to the Limited Liability Company and to hold as trustee for the Limited Liability Company any property, profit or benefit derived by the Manager or officer regarding any of the following:

(i)	Any property, profit or benefit derived by the Manager or officer during the Manager’s or officer’s conduct or winding up of the Limited Liability Company’s activities;

(ii)	Any property, profit or benefit derived by the Manager or officer from using any of the Limited Liability Company’s property; and

(iii)	Any property, profit or benefit derived by the Manager or officer from the appropriation of a Limited Liability Company business or other opportunity.

(B)

To refrain from dealing with the Limited Liability Company in the conduct or winding up of the Limited Liability Company’s activities as or on behalf of a person having an interest that is adverse to the Limited Liability Company.

(C)	To refrain from competing with the Limited Liability Company in the conduct of the Limited Liability Company’s business and other activities before the dissolution of the Limited Liability Company.

(2)	Each Manager and officer of the Limited Liability Company shall carry out such Manger’s or officer’s duty in good faith as required by Colorado law.

(3)

After full disclosure of all material facts, a Majority-in-Interest of the Members may confirm, approve or ratify a specific act or transaction that otherwise would violate any duty of loyalty set forth above.

1(i) Managers and Officers have no Exclusive Duty to the Limited Liability Company.

So long as he or she does not violate Section 1(h) above, neither a Manager nor an officer, solely by reason of being a Manager or officer, shall be required to manage the Limited Liability Company as his or her sole and exclusive function, and a Manager or officer may have other business interests and may engage in other activities in addition to those relating to the Limited Liability Company. Neither the Limited Liability Company nor any Member shall have any right, by virtue of this agreement, to share or participate in such other investments or activities of any Manager or officer or to the income or proceeds derived therefrom.

1(j) Liability Limitation and Indemnification of Managers and Officers.

(1)

A Manager or officer shall not be personally liable to the Limited Liability Company or the Members for money damages for any action taken, or any failure to take any action, except liability for any of the following:

(A)	A breach of the duty of loyalty as set forth in Section 1(h) above;

(B)	A financial benefit received by the Manager or officer to which the Manager or officer is not entitled;

(C)	Authorizing any distribution that violates the limitations on distributions set forth in Section 606 of the Colorado Limited Liability Company Act;

(D)	An intentional infliction of harm on the Limited Liability Company or a Member of the Limited Liability Company; or

(E)	An intentional violation of criminal law.

(2)

Any Manager or officer shall be defended, indemnified, and held harmless by the Limited Liability Company from and against any and all losses, claims, damages, liabilities, settlements and other amounts arising from any and all claims (including reasonable legal fees and expenses), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which he or she may be involved, as a party or otherwise, by reason of his or her management of the Limited Liability Company, whether or not he or she continues to be Manager or officer at the time any such liability or expense is paid or incurred; provided that neither the Manager nor the officer shall be entitled to the foregoing indemnification if a court of competent jurisdiction determined that such losses, claims, damages, liabilities, expenses, or such other amounts relate to liability for any of the matters set forth above in Section 1(j)(1) of this Operating Agreement.

The termination of a proceeding by judgment, order, settlement or conviction upon a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such losses, claims, damages, liabilities, expenses, or such other amounts relate to liability for any of the matters set forth above in Section 1(j)(1) of this Operating Agreement.

The Limited Liability Company shall also indemnify any Manager or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Limited Liability Company to procure a judgment in its favor by reason of the fact that such Manager or officer is or was an agent of the Limited Liability Company, against any losses, claims, damages, liabilities, settlements, expenses, legal fees or any other amounts incurred by such Manager or officer in connection with the defense or settlement of such action; provided that the Manager or officer shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such losses, claims, damages, liabilities, expenses or such other amounts relate to liability for any of the matters set forth above in Section 1(j)(1) of this Operating Agreement.

The Limited Liability Company may, but is not required to, advance a Manager or officer any expenses (including, without limitation, reasonable legal fees and expenses) incurred as a result of any claim, demand, action, suit or proceeding referred to in this Section 1(j)(2) provided that:

(A)	the legal action, suit, etc, relates to the performance of duties or services by the Manager or officer on behalf of the Limited Liability Company; and

(B)

the Manager or officer gives the Limited Liability Company a full recourse promissory note for the amounts of such advances in the event that the Manager or officer is determined to be not entitled to indemnification under this Operating Agreement. The promissory note must contain payment and collateral security terms that are satisfactory to the Limited Liability Company in it sole discretion.

(3)

The indemnification provided by Section 1(j)(2) shall not be deemed to be exclusive of any other rights to which the Managers or officers may be entitled tinder any agreement, as a matter of law, in equity or otherwise, and shall continue as to the Managers or officers who have ceased to have an official capacity and shall inure to the benefit of the heirs, personal administrators, executors, successors and assigns of the Managers or officers.

(4)	Any indemnification pursuant to this section will be payable only from the assets of the Limited Liability Company.

(5)

The Limited Liability Company may purchase and maintain insurance on behalf of a Member or Manager against liability asserted against or inclined by the Member or Manager in the capacity or arising from that status.

1(k) Statements of Authority.

The Managers are authorized on behalf of the Limited Liability Company to deliver Statements of Authority to the Colorado Secretary of State for filing. The statements may provide with respect to any Manager or officer, the authority, or limitations on the authority, of all persons holding the position to do any of the following:

(1)	Execute an instrument transferring real property held in the name of the Limited Liability Company; and

(2)	Enter into other transactions on behalf of, or otherwise act for or bind, the Limited Liability Company.

ARTICLE 2. DEFINITIONS

2(a) Affiliate

The term “Affiliate” means, with respect to any Person: (i) any person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any persons owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person; (iii) any officer, director, member of such Person; or (iv) any company in which such Person is an officer, director, member or partner.

2(b) Net Profits And Losses.

The terms “Net Profits” and “Net Losses” shall mean the taxable income or taxable loss of the Limited Liability Company determined for purposes of preparing the Limited Liability Company information return for federal income tax purposes.

2(c) Non-Taxable Income And Unallowable Deductions.

The terms “Non-taxable Income” and “Unallowable Deductions” shall mean any items of income or deduction properly treated as income or deductions by the Limited Liability Company for financial accounting purposes but not includable as income or allowable as a deduction for federal income tax purposes, and any expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code.

2(d) Cash Flow.

The term “Cash Flow” shall mean the excess of cash receipts over cash disbursements for the applicable period; provided, however, Cash Flow shall not include any cash received pursuant to the dissolution and termination of the Limited Liability Company.

2(e) Distributable Cash.

The term “Distributable Cash” shall mean Cash Flow for the applicable period reduced (or increased) by such amounts which are determined by the Managers to be reasonably necessary (or no longer necessary) to be expended or held as reserves for the conduct of Limited Liability Company business, including expansion thereof, capital improvements, and future payments of anticipated obligations and liabilities. Distributable Cash shall not include, however, any cash that may not be distributed by the Limited Liability Company without violating the limitations on distributions set forth in Section 606 of the Colorado Limited Liability Company Act.

2(f) Members.

The term “Members” shall refer to those persons or individuals who are members of the Limited Liability Company, including substitute and new Members under Article 6.

A person shall cease to be a Member of the Limited Liability Company at such time as:

(1)	The Member withdraws from the Limited Liability Company as permitted by Section (a) of Article 6.

(2)	The Member does any of the following:

(A)	Makes an assignment for the benefit of creditors.

(B)	Files a voluntary petition in bankruptcy.

(C)	Is adjudicated a bankrupt or insolvent or has entered against the Member an order for relief in any bankruptcy or insolvency proceeding.

(D)	Files a petition or answer seeking for the Member reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation.

(E)	Seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or a substantial part of the Member’s properties.

(F)	Files an answer or other pleading admitting or failing to contest material allegations of a petition filed against the Member in a proceeding of a nature specified in this subsection.

(3)

The continuation of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief, under any statute, law, or regulation for 120 days after the commencement of such proceeding, or the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the application is not vacated.

(4)	If the Member is a natural person, when either the Member dies or a court of competent jurisdiction finds the Member incapable of managing the Member’s person or property.

(5)	If the Member is acting as a Member by virtue of being a trustee of a trust, when the trust terminates. Substitution of a new trustee is not termination of the trust.

(6)	If the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company.

(7)	If the Member is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or revocation of the corporation’s charter.

(8)	If the Member is acting as a Member by virtue of being a fiduciary of an estate, the distribution by the fiduciary of the estate’s entire interest in the Limited Liability Company.

(9)	If the Member assigns its entire interest as a Member of the Limited Liability Company.

If a person shall cease to be a Member as a result of a foregoing event and if the Limited Liability Company continues and is not terminated under Article 5, then the successor in interest to such Member as a result of such event, if any, shall be treated as an assignee of such Member’s interest in the Limited Liability Company, subject to the terms of any Buy-Sell Agreement entered into by any Member and the Company.

2(g) Majority In Interest Of The Members.

The term “Majority in Interest” shall refer to those Members owning more than 50% of the total Units then held by the Members referred to.

2(h) Person.

The term “Person” means an individual, partnership, corporation, trust, limited liability company or any other entity or association.

2(i) Units.

The term “Units” shall refer to those interests in the Limited Liability Company issued by the Limited Liability Company to its Members.

ARTICLE 3. OWNERSHIP AND CAPITAL CONTRIBUTIONS

3(a) Current Ownership.

As of the date of this Operating Agreement, Meredith Corporation is the sole Member of the Limited Liability Company and sole owner of all issued and outstanding Units of the Limited Liability of all classes and types.

3(b) Additional Capital Contributions and Loans Required.

No Member shall be required to make any additional capital contributions or loans to the Limited Liability Company. However, the Members may, from time to time, agree that one or more Members shall make additional capital contributions, in cash unless otherwise stipulated.

ARTICLE 4. NET PROFITS, NET LOSSES AND DISTRIBUTIONS

4(a) Profits, Losses And Credits.

Net Profits, Net Losses, Non-taxable Income, Unallowable Deductions and credits shall be computed for each period and shall be allocated among the Members in accordance with their Units as of the end of such period.

4(b) Distributions Of Distributable Cash.

Distributable Cash shall be distributed among the Members in accordance with their Units. The Company shall make a minimum distribution each year equal to the Members equal to the Net Profits multiplied by highest combined income tax rate (federal and state) for the Members.

Except as provided in this Section (b) and in Section (c) of this Article, no Member shall be entitled to withdraw any amount from his or her investment in the Limited Liability Company.

4(c) Termination Proceeds.

In the event of the dissolution and termination of the Limited Liability Company under Article 5, the proceeds of such dissolution and termination shall be allocated as follows;

(1)	First, in payment of all accrued but unpaid debts and liabilities of the Limited Liability Company requiring payment in order of priority;

(2)	Second, to expenses of sale or dissolution, including customary brokerage fees;

(3)	Third, to provide such reserves as the Managers deem advisable for contingent liabilities of the Limited Liability Company (which reserves will be held in escrow); and

(4)	Fourth, to all other Members in accordance with their Units.

Each Member shall look solely to the assets of the Limited Liability Company for the return of such Members’ capital contribution and if the Limited Liability Company property remaining after the payment or discharge of the prior debts, liabilities and distributions of the Limited Liability Company is insufficient to return such capital contributions, no Member shall have any recourse against any other Member or Manager.

ARTICLE 5. TERM, DISSOLUTION AND TERMINATION OF LIMITED LIABILITY COMPANY

5(a) Term And Dissolution Of Limited Liability Company.

The term of the Limited Liability Company shall commence as of the date of the filing of the Articles of Organization with the Colorado Secretary of State, and shall continue until the earliest of the following:

(1)	The sale, expiration, abandonment or other disposition of all Limited Liability Company assets;

(2)	Dissolution of the Limited Liability Company by judicial decree; or

(3)	The written consent of a Majority in Interest of the Members.

5(b) No Dissolution As A Result Of Certain Other Events.

The Limited Liability Company shall not be dissolved by any event not set forth in Section (a) of this Article, and no other event shall entitle any Member to a return of capital.

5(c) Winding Up, Liquidation, Distribution Of Assets And Termination.

If the Limited Liability Company is dissolved, then:

(1)

The Managers shall wind up the affairs of the Limited Liability Company; and sell or otherwise liquidate or dispose of or abandon all of the Limited Liability Company assets in a manner consistent with attempting to obtain the fair market value thereof; and shall terminate the Limited Liability Company.

(2)	The proceeds from such disposition shall be distributed pursuant to Section (c) of Article 4.

ARTICLE 6. DISSOCIATION AND TRANSFERS OF INTERESTS

6(a) Restrictions On Dissociation.

A Member may not voluntarily dissociate as a Member unless any amendment to this Operating Agreement or the Articles of Organization of the Limited Liability Company is adopted over the Member’s written dissent and adversely affects the rights or preferences of the Member’s interest in the Limited Liability Company in any of the following ways:

(1)	By altering or abolishing the Member’s right to receive a distribution;

(2)	By altering or abolishing the Member’s right to voluntarily withdraw or resign;

(3)	By altering or abolishing the Member’s right to vote on any matter, except as the rights may be altered or abolished through the acceptance of contributions or the making of contribution agreements;

(4)	By altering or abolishing the Member’s preemptive right to make contributions; or

(5)	By establishing or changing the conditions for or consequences of expulsion.

6(b) Assignment, Sale, and Transfer of Units.

(1)

No Transfers Permitted. Except as permitted pursuant to a written agreement of the Members and Company, a Member shall not transfer his or her Units, unless consented to by the Managers and a Majority in Interest of the Members. For purposes of this Section, “Transfer” shall mean (1) to sell, transfer, assign, pledge or otherwise encumber or dispose of whether with or without consideration and whether voluntarily or involuntarily or by operation of law, directly or indirectly; provided, that a lien arising with respect to Units in connection with a general lien on all or substantially all of the assets of the holder of Units shall not constitute a Transfer, and (2) to allow a change of control of any Member who owns any Units in the Limited Liability Company. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise. A Transfer includes a transfer to Member’s spouse, children (including natural, adopted and stepchildren), grandchildren, and parents, or a trust for the benefit of the Member or the Member’s spouse, children (including natural, adopted and stepchildren), grandchildren, and parents. No other provision of this Operating Agreement to the contrary, Transfer of a Unit shall not dissolve or terminate the Limited Liability Company.

(2)

Economic Member. Notwithstanding anything contained herein to the contrary, unless the transferee of Units has received the approval of the Managers and a Majority in Interest of the Members to become a Member, the transferee has no right to vote or to participate in the management of the business and affairs of the Limited Liability Company and is entitled only to receive the share of profits and losses and distributions to which the Transferring Member would have otherwise been entitled. As a condition to his, her or its admission as a Member (a) any transferee shall execute and deliver such instruments, in form and substance satisfactory to the Limited Liability Company, as the Limited Liability Company shall deem necessary or desirable to cause him, her or it to become a Member, and (b) such transferee shall pay all reasonable expenses in connection with his, her or its admission as a Member.

6(c) Admission Of New Members.

From the date of the formation of the Limited Liability Company, with the consent of the Managers and of a Majority in Interest of the Members, any person or entity acceptable to the Managers may, subject to the terms and conditions of this Operating Agreement, become an additional Member in this Limited Liability Company by the sale of new Limited Liability Company interests for such consideration as the Managers shall determine. Any Additional Member must accept and agree to be bound by the terms of this Operating Agreement, as evidenced by such Additional Member’s execution of an acknowledgement in the form attached hereto as “Exhibit A”.

6(d) Allocations To Additional Or Substitute Members.

No additional or substitute Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Limited Liability Company. The Managers may, at their option, at the time an additional or substitute Member is admitted, close the Limited Liability Company’s books (as though the Limited Liability Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to an additional or substitute Member for that portion of the Company’s tax year in which an additional or substitute Member was admitted.

ARTICLE 7. WRITTEN INSTRUMENTS, LOANS, CHECKS AND DEPOSITS

7(a) Written Instruments.

All deeds and mortgages made by the Limited Liability Company and all other written contracts and agreements to which the Limited Liability Company is a party shall be executed in its name by a majority of the Managers, or by a Manager or Officer pursuant to a general or specific grant of authority approved by a majority of the Managers.

7(b) Loans.

No loans shall be contracted on behalf of the Limited Liability Company, and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Managers. Such authority may be general or confined to specific instances.

7(c) Checks, Drafts, Etc.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Limited Liability Company, shall be signed by such officer or officers, agent or agents of the Limited Liability Company and in such manner as shall be determined by the Managers.

7(d) Deposits.

All corporate funds not otherwise employed shall be deposited to the credit of the Limited Liability Company in such banks, trust companies or other depositories as the Managers may select.

ARTICLE 8. RECORDS; FINANCIAL AND FISCAL AFFAIRS; TAX REPORTING

8(a) Records and Accounting.

The books and records of the Limited Liability Company shall be kept in accordance with United States Generally Accepted Accounting Principles consistently applied. Such books and records shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the Limited Liability Company’s business.

Upon request, for any purpose reasonably related to the Member’s interest as a Member, the Limited Liability Company will furnish a copy of such information to a Member or his representative; provided, however, that the information furnished to the Member will not, in any event, be used for commercial purposes. Any Member may inspect and copy or obtain from the Limited Liability Company the financial records of the Limited Liability Company and its tax returns. A member shall give the Limited Liability Company at least five (5) business days’ prior written notice for any inspection and copying permitted pursuant to this subsection by the Member or its authorized attorney or agent.

8(b) Tax Information.

The Members will use their best efforts to cause to be delivered, as soon as practical after the end of each fiscal year of the Limited Liability Company, to the Members and persons or individuals who were Members during such fiscal year all information concerning the Company necessary to enable such Member to prepare such Member’s Federal and State partnership income tax returns for such fiscal year, including a statement indicating such Member’s share of profits, losses, deductions and credits for such fiscal year for Federal and state income tax purposes, and the amount of any distribution made to or for the account of such Member during such fiscal year pursuant to this Agreement.

8(c) Tax Returns.

The Members shall cause the Limited Liability Company’s accountants to prepare all income and other tax returns of the Limited Liability Company and cause the same to be filed in a timely manner in accordance with applicable law. The Members shall cause all tax obligations of the Limited Liability Company to be paid in a timely manner.

8(d) Elections.

(1)

The Members may elect to adjust the basis of the assets of the Limited Liability Company for Federal income tax purposes in accordance with Section 754 of the Internal Revenue Code in the event of a distribution of Limited Liability Company property as described in Section 734 of the Internal Revenue Code or a transfer by any Member of the interest of such Member in the Limited Liability Company as described in Section 743 of the Internal Revenue Code.

(2)	The Members, at any time and from time to time may also make such other tax elections as they deems necessary or desirable, in their discretion.

8(e) Interim Closing of the Books.

There shall be an interim closing of the books of account of the Limited Liability Company (i) at any time a taxable year of the Limited Liability Company shall end pursuant to the Internal Revenue Code, and (ii) at any other time determined by the Members to be required by good accounting practice or otherwise appropriate under the circumstances.

8(f) Accounting & Tax Matters.

Until the Managers designate a new “Tax Matters Partner”, Meredith Corporation shall be the designated “Tax Matters Partner” within the meaning of Internal Revenue Code § 6231(a)(7) and is authorized to exercise the functions of a Tax Matters Partner under the Internal Revenue Code. The Tax Matters Partner shall be reimbursed for all reasonable expenses associated with its duties as Tax Matters Partner.

ARTICLE 9. MEETINGS OF MEMBERS

9(a) Meetings.

Member meetings, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Managers or by a Majority in Interest of the Members, and shall be called by the Managers at the written request of Members holding 20% or more of the Units. Such request shall state the purpose or purposes of the meeting.

9(b) Place Of Meeting.

The Managers may designate any place, either within or without the State of Colorado, for any meeting called by the Managers or by the Members, except that a waiver of notice signed by all Members entitled to vote thereat may designate any place, either within or without the State of Colorado, as the place of the holding of such meeting. If no designation is made, the place of meeting shall be the registered office of the Limited Liability Company in the State of Colorado, but any meeting may be adjourned to reconvene at any place designated by a Majority in Interest of the Members at the adjourned meeting.

9(c) Notice Of Meeting.

Written or printed notice stating the place, day and hour of the meeting, and the purpose or purposes for which called, shall be delivered not less than ten (10) days (or such greater number as required by law) nor more than fifty (50) days before the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member of record entitled to vote thereat. If mailed, such notice shall be deemed delivered when deposited in the United States mail, addressed to the Member at the Member’s address as it appears on the Limited Liability Company’s record books, with postage prepaid. A meeting notice may also be delivered electronically via e-mail to the Member’s current email address as provided by the Member to the Limited Liability Company from time to time, or by facsimile to the Member’s current facsimile number as provided by the Member to the Limited Liability Company from time to time.

9(d) Waiver Of Notice.

(1)	A written waiver of notice signed by any Member entitled to such notice, whether before or after the meeting, shall be equivalent to the giving of notice to such Member in due time as required by law.

(2)	Presence at or participation in any Members’ meeting, in person or by proxy, shall be equivalent to waiver of giving of notice of such meeting and irregularities in any notice given.

9(e) Voting List.

The Managers shall make, at least ten days before each Member meeting, a complete list of Members entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the Units owned by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Limited Liability Company subject to inspection by any Member during usual business hours. Such list shall also be produced at the meeting and shall there be subject to inspection of any Member. The membership transfer books shall be prima facie evidence as to the Members entitled to examine such list or books or to vote at any Member meeting. Failure to comply with this Section shall not affect the validity of any action taken at such meeting.

9(f) Quorum.

At any Member meeting a Majority in Interest of the Members, present in person or represented by proxy, shall constitute a quorum, unless a larger number is required by law or the Articles of Organization, and in that case, the representation of the number so required shall constitute a quorum. If the holders of the Units necessary for a quorum shall fail to attend in person or by proxy at the time and place fixed for a meeting, a Majority in Interest of the Members present in person or by proxy may adjourn by announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

9(g) Organization.

(1)	The holders of a Majority in Interest of the Members present may appoint any Member to act as Chairman.

(2)	The Chairman may appoint any person to act as Secretary of the meeting.

9(h) Voting Of Membership Interests.

(1)	Unless otherwise specifically stated in this Operating Agreement or as required by law, only Members holding Units shall have a right to vote on any matters.

(2)

Except as otherwise provided by law or this Operating Agreement, each one Unit entitled to vote shall have one vote on each matter submitted to a vote. Such vote may be cast either in person or by proxy executed and delivered as provided in Section (j) of this Article.

(3)

The Members having the right to vote at any meeting shall only be those of record on the books of the Limited Liability Company, and those acting in a representative capacity under Section (i) of this Article, on the date of such meeting. A Member may vote interests in the Limited Liability Company pledged.

(4)

Voting by Members may be via voice vote unless the Chairman shall order or any Member entitled to vote shall demand that voting be by ballot. In such case each, ballot shall be signed by the Member voting or in such Member’s name by proxy, and shall state the Units voted by such Member.

(5)

The vote of a Majority in Interest of all of the Members entitled to vote and not just of those Members represented at the meeting and entitled to vote thereon shall be required to be the act of the Members, unless the vote of a greater number is required by law, the Articles of Organization or this Operating Agreement.

9(i) Inspectors Of Election.

The Managers in advance of any Member meeting may appoint inspectors to act at such meeting or any adjournment thereof. If inspectors are not appointed, the Chairman of such meeting may, and on the request of any Member or such Member’s proxy shall, make such appointment. If any appointed inspector fails to appear or act. the vacancy may be filled by the Managers in advance of the meeting, or at the meeting by the Chairman. The inspectors shall register proxies, determine the amount of Units, the existence of a quorum, the authenticity, validity and effect of proxies, determine all challenges and questions in connection with the vote, count and tabulate all votes, assents and consents, determine and announce the result, and do such acts proper to conduct the election or vote with fairness to all Members. No inspector need be a Member.

9(j) Proxies.

At all Member meetings, a Member entitled to vote may vote by proxy appointed in writing by the Member or by such Member’s duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary or the Chairman before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided therein. Each proxy for any Members’ meeting shall be registered with the election inspectors prior to such meeting. Registration shall be on the same date and at the same premises as the meeting and shall commence at least one hour prior to and terminate prior to the start of the meeting. Any proxies not so registered shall not be recognized, counted or tabulated as to any matters before the particular meeting.

9(k) Informal Action By Members.

Any action required or permitted by law or the Articles of Organization or this Operating Agreement to be taken at a meeting of Members, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Members entitled to vote thereon.

ARTICLE 10. MANAGERS

10(a) General Powers.

The business and affairs of the Limited Liability Company shall be managed by the Managers. However, the Managers must receive the prior consent and approval of a Majority-In-Interest of the Members to do any of the following:

(1)

Sell, lease, exchange or otherwise dispose of all, or substantially all of the Limited Liability Company’s property, with or without the Limited Liability Company’s goodwill, outside of the ordinary course of the Limited Liability Company’s business;

(2)	Approve a merger, conversion or domestication involving the Limited Liability Company; or

(3)	Amend this Operating Agreement pursuant to the provisions of Section 12(c) of this Operating Agreement.

Further, if any Member will have any personal liability with respect to a surviving, converted or domesticated organization, approval or amendment of a plan of merger, conversion or domestication is ineffective without the approval and consent of all Members who will have any personal liability with respect to the taking of any such action.

10(b) Specific Powers.

Included within the powers of the Managers is the authority to sign, execute and acknowledge all contracts, checks, deeds, mortgages, bonds, leases or other instruments and obligations on behalf of the Limited Liability Company which shall be signed by a majority of the Managers.

10(c) Number, Tenure And Qualifications.

The number of Managers shall be as determined under Section (d) of Article 1. Each Manager shall hold office until a successor shall have been elected and qualifies, or until death, resignation or removal. Managers need not be residents of the State of Colorado, nor Members of the Limited Liability Company.

10(d) Quorum And Manner Of Acting.

A majority of the number of Managers fixed in the manner provided by Section (d) of Article I shall constitute a quorum; but if at any meeting there be less than a quorum present, a majority of the Managers present may adjourn the meeting without notice until a quorum shall be present. At all meetings of Managers, even though a quorum be present, the act of a majority of the Managers and not just of a majority of the Managers present shall be required to be the act of the Managers.

10(e) Resignation.

Any Manager may resign by written notice to the other Managers or, if there be no such individuals, then to each of the Members. Such resignation shall take effect upon receipt of notice thereof or at such later date as specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

10(f) Removal.

A Manager shall be subject to removal at a meeting of the Members by the vote of a Majority in Interest of the Members.

10(g) Vacancies.

Any vacancy among the Managers may be filled by a vote of the majority in interest of the Members. A Manager elected to fill a vacancy shall be elected until the election of a successor.

10(h) Number Of Managers Increased.

If the number of Managers be increased, the new Manager shall be selected by vote of a majority of Managers then in office, even if less than a quorum. Any Manager so elected shall serve until election of a successor.

10(i) Compensation Of Managers.

The Managers shall be entitled to be reimbursed for expenses for attendance at any Managers’ meeting, and the Managers may provide that the Limited Liability Company shall pay each Manager compensation for services as fixed by the Managers. Nothing herein shall preclude any Manager from serving the Limited Liability Company in any other capacity and receiving compensation therefor. The Managers may provide for, or delegate authority to an appropriate committee to provide for, reasonable pensions, disability or death benefits, and other benefits or payments, to Managers, officers and employees and to their estates, families, dependents or beneficiaries for services rendered by such persons to the Limited Liability Company.

10(j) Place Of Meetings, Etc.

Except as provided in the following Section, the Managers may hold their meetings and keep the books and records of the Limited Liability Company (except those records required by law to be kept at its principal office) at such place or places within or without the State of Colorado, as the Managers determine.

10(k) Meeting.

Meetings may be held at any time or place specified in a notice given as hereinafter provided for meetings of the Managers or in a consent and waiver of notice signed by all Managers.

10(1) Regular Meetings.

Regular meetings of the Managers shall be held without need for notice thereof at such place and time as the Managers shall fix and determine.

10(m) Special Meetings; Notice.

(1)	Special meetings of the Managers shall be held whenever called by one-third of the Managers in office.

(2)

Notice of each such meeting shall be mailed to each Manager, at the Manager’s address as it appears on the books of the Limited Liability Company, at least five (5) days before the meeting, delivered personally or by telephone not later than the second day before the meeting. Each notice shall state the time and place of the meeting. A meeting notice may also be delivered electronically via e-mail to the Manager’s current email address as provided by the Manager to the Limited Liability Company from time to time, or by facsimile to the Manager’s current facsimile number as provided by the Manager to the Limited Liability Company from time to time. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting. At any meeting at which every Manager is present, even without any notice, any business may be transacted.

10(n) Substitutes For Notice.

A written waiver of notice signed by a Manager, whether before or after the meeting, shall be equivalent to the giving of notice in due time as required by this Operating Agreement. Attendance of a Manager at a meeting shall constitute a waiver of notice, except where the Manager attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

10(o) Manager’s Assent Presumed.

A Manager who is present at a Managers’ meeting shall be presumed to have assented to any action taken thereat unless the Manager’s dissent is entered in the minutes or the Manager shall file his written dissent thereto with the Secretary of the meeting before adjournment thereof or shall forward such dissent by registered or certified mail to the other Managers immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

10(p) Order Of Business.

At Manager meetings, business shall be transacted in such order as the Managers determine, and the senior Manager (in point of service) shall preside.

10(q) Action Without Meeting.

Any action required or permitted by law or the Articles of Organization or this Operating Agreement to be taken at any meeting of the Managers may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Managers then in office.

10(r) Committees.

The Managers, by vote of a majority of the number of Managers fixed in the manner provided by Section (d) of Article 1, may establish one or more committees, each committee to consist of such number of Managers elected by the Managers, to serve at the will of the Managers and to have the powers and duties delegated to it by the Managers. Each such committee may set rules governing the conduct of its activities.

ARTICLE 11. OFFICERS

11(a) Executive Officers.

The Managers may appoint executive officers, including a President, one or more Vice-Presidents, a Secretary and a Treasurer. None of the officers need be Managers or Members. One person may hold the offices and perform the duties of any two or more of said offices.

11(b) Election And Term Of Office.

Executive officers may be chosen by the Managers at any meeting. Each such officer shall hold office until the next Managers’ meeting and until a successor shall have been duly chosen and shall qualify or until death, resignation or removal.

11(c) Removal.

Any officer or agent may be removed by the Managers whenever in their judgment the best interests of the Limited Liability Company will be served thereby, but without prejudice to the contract rights, if any, of such person. Election or appointment of an officer or agent shall not in itself create contract rights.

11(d) Resignations.

Any officer may resign by written notice thereof to the Managers. Such resignation shall take effect upon receipt thereof or at any later time specified therein; and, unless otherwise specified therein, acceptance thereof shall not be necessary to make it effective.

11(e) Vacancies.

A vacancy in any office may be filled by appointment by the Managers.

11(f) Powers and Duties of the President.

If appointed by the Managers, the President shall have general charge of and direct the operations of the Limited Liability Company, subject to the control of the Managers, and shall keep the Managers fully informed and shall consult with them concerning the business of the Limited Liability Company. If appointed, the President shall have authority to sign, execute and acknowledge all contracts, checks, deeds, mortgages, bonds, leases or other obligations on behalf of the Limited Liability Company as the President may deem necessary or proper in the course of the Limited Liability Company’s regular business, or which shall be authorized by the Managers. The President may sign in the name of the Limited Liability Company reports and all other documents or instruments which are necessary or proper in the course of the Limited Liability Company’s business. The President shall perform all duties incident to the office, as herein defined, and all such other duties as from time to time may be assigned by the Managers.

The limited liability company may appoint more than one person to serve as the President and, if more than one person is appointed to serve as President, each shall be denominated as a co-President and each shall have the powers and duties set forth above.

11(g) Powers and Duties of the Vice President.

If one or more Vice-Presidents are appointed by the Managers, in the absence of the President or in the event of the President’s death, inability or refusal to act, the Vice-President (or if more than one), the senior Vice-President in length of service shall perform the duties of the President, and when so acting, shall have all powers of and be subject to all restrictions upon the President. Each Vice-President shall perform such duties and have such authority as may be assigned to such Vice-President by the President or by the Managers.

11(h) Powers and Duties of the Secretary.

If appointed by the Managers, the Secretary shall (a) keep minutes of all meetings; (b) attend to serving all notices of the Limited Liability Company; (c) be custodian of the Members ownership books and such other books, records and papers as the Managers direct; (d) keep a record showing the names of all Members, their post office addresses as furnished by them, and their Units, and at least ten days before each Members’ meeting, prepare a list of Members entitled to vote thereat arranged in alphabetical order; (e) sign in the name of the Limited Liability Company all contracts authorized by the Managers or the President; and (f) in general, perform all duties incident to the office and such other duties as may be assigned by the President or the Managers.

11(i) Powers and Duties of the Treasurer.

If appointed by the Managers, the Treasurer shall (a) have custody of and be responsible for all moneys and securities of the Limited Liability Company, keep full and accurate records and accounts of the transactions and financial condition of the Limited Liability Company, and see that all expenditures are duly authorized and evidenced by proper receipts and vouchers; (b) deposit in the name of the Limited Liability Company in such depository or depositories approved by the Managers, all moneys that come into the Treasurer’s hands for the Limited Liability Company’s account; (c) make a full report of the financial condition of the Limited Liability Company at annual Member meetings or at any meeting of the Managers; and (d) in general, perform such duties as may be assigned by the President or by the Managers. The Treasurer’s books and accounts shall be open during business hours to the inspection of any Manager. The Treasurer shall, if required by the Managers, give bond in such form and with such sureties as shall be required by the Managers.

11(j) Other Officers.

The Managers may appoint such other officers as are necessary or appropriate in order to conduct the Limited Liability Company’s business operations.

11(k) Assistants And Acting Officers.

The Managers or any officer, duly authorized by the Managers, may appoint any person to act as assistant to any officer, or to perform the duties of such officer whenever it is impracticable for such officer to act personally, and such assistant or acting officer may perform all the duties of the office to which appointed as assistant, except as such power may be otherwise defined or restricted by the Managers or the appointing officer.

11(l) Salaries.

The salaries of any officers shall be fixed by the Managers, and no officer shall be prevented from receiving such salary because he or she is also a Manager of the Limited Liability Company.

ARTICLE 12. BUY-SELL PROVISION

The Company and Members may enter into a separate Buy-Sell Agreement.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13(a) Application Of Colorado Law.

This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Colorado, and specifically the Colorado Limited Liability Company Act.

13(b) Waiver Of Action For Partition.

Each Member irrevocably waives during the term of the Limited Liability Company any right that it may have to maintain any action for partition with respect to the property of the Limited Liability Company.

13(c) Amendments.

The Articles of Organization and/or this Operating Agreement shall be subject to amendment or alteration in whole or in part or new Articles of Organization or an Operating Agreement may be adopted by a unanimous vote of the Members.

13(d) Certificates.

If the Managers determine to issue certificates, every Member shall be entitled to a certificate or certificates in such form as the Managers shall prescribe. No certificate shall be issued for any interest in the Limited Liability Company until payment is received for such interest. The Managers may make such rules and regulations, not inconsistent with the Articles of Organization and this Operating Agreement, concerning the issue, transfer and registration of certificates. Any assignment or transfer of certificates permitted by such rules and regulations shall not be construed to grant any right to participate in the management of the business and affairs of the Limited Liability Company or to become a substitute Member except as provided in Section (b) of Article 6.

13(e) Execution Of Additional Instruments.

Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13(f) Construction.

Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

13(g) Headings.

The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13(h) Waivers.

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13(i) Rights And Remedies Cumulative.

The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies, Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13(j) Severability.

If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13(k) Heirs, Successors And Assigns.

Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

13(l) Creditors.

None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Limited Liability Company.

13(m) Counterparts.

This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13(n) Annual Reports.

The Managers shall cause an annual report to be sent to the Members not later than 75 days after the close of each taxable year, which report shall include a balance sheet, operating statement, cash flow statement and statement of distribution of funds to the Members for such year.

13(o) Loans From Members.

In the event that the Limited Liability Company’s funds are not sufficient to meet its costs, expenses, obligations, liabilities and charges, any Member may, as permitted by a majority vote of the Managers, advance funds to the Limited Liability Company, Such loans shall not constitute a contribution to the capital of the Limited Liability Company or be credited to the investment of the Member or Members or entitle such Member or Members to any increase in a share of Limited Liability Company allocations. Loans in accordance with this paragraph shall be a debt due from the Limited Liability Company to such Member or Members and shall be, together with accrued interest thereon, reimbursed to the Member or Members making such loans in accordance with the terms of any such loans and, to the extent applicable, prior to any other distribution to the Members, whether such distribution be in connection with the dissolution of the Limited Liability Company or otherwise. Such loans shall bear a reasonable rate of interest.

13(p) No Right OF Members To Receive Property Other Than Cash In Return For Contributions.

No Member shall have any right to demand or receive property other than cash in return for his or her contribution to the capital of the Limited Liability Company; provided, however, a distribution upon dissolution and termination of the Limited Liability Company may, as provided in this Operating Agreement or as required by law, be in a form other than cash.

13(q) Entire Agreement.

This Operating Agreement constitutes the entire operating agreement for the Limited Liability Company and supersedes all prior agreements, negotiations and understandings, written or oral, related to the subject matter hereof. The parties expressly intend that this Operating Agreement supersede, replace and control over that certain First Amended and Restated Operating Agreement of the Limited Liability Company dated November 23, 2010.

IN WITNESS WHEREOF, the Members have executed this Operating Agreement effective as of April 15, 2016

MEREDITH CORPORATION, sole Member and sole owner of all classes of Units of the Limited Liability Company

By:	/s/ John S. Zieser
Print Name: John S. Zieser
Title: Chief Development Officer, General Counsel and Secretary